The NASDAQ Stock Market
9600 Blackwell Rd., Suite 300
Rockville, MD 20650

20365020650

Sent via Facsimile and. Overnight Commercial Courier December 22,2004

John W. Foster
President and CEO
Odyssey Pictures Corporation
5230 Carroll Canyon Road, Suite 310 San
Diego, CA 92121

RE: Odyssey Pictures Corporation (OTCBB Symbol: OPIXE) Hearings Panel
        Decision; Docket 4661B-04

 Dear Mr. Foster:

This is to inform you that, pursuant to the December 21, 2004 oral hearing before a Hearings Panel designated by the NASD Board of Governors (the "Panel"), a determination has been made in the matter of. Odyssey Pictures Corporation (the "Company") and the Company's request for the continued quotation of its securities on the OTC Bulletin Board (the "OTCBB"). ) The Company was previously notified that quotation of its securities would cease due to the Company's failure to timely file its Form 10-K for the fiscal year ended June 30, 2004 and its Form 10-Q for the quarter ended September 30, 2004 with the Securities and Exchange Commission. On November 15, 2004, the Company requested a hearing, which stayed the action.

The Company has not yet filed its Form 10-K or Form 10-Q. Accordingly, the Panel determined that the Company's securities are not eligible for continued quotation on the OTCBB and, based on the filing delinquency, to delete all quotations of the Company's securities on the OTCBB effective with the open of business on Monday, December 27, 2004. The hearing file has been closed.2

The Company should be aware that the Listing and Hearing Review Council (the "Listing Council") may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel. The Company will be

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1)   The hearing was held pursuant to the NAST) Rule 9700 Series.

2) The Panel's determination is limited to those findings expressly set forth in this decision, which is based solely upon the facts and circumstances of this matter and should not be interpreted as precedent.


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immediately  notified  in the event the  Listing  Council  determines  that this matter will be called for review.

The Company may also request that the Listing Council review this decision. The request for review must be made in writing and received within 15 days from the date of this decision. Requests for review and a copy of the check must be in writing and faxed to (301) 978-8472, with the original sent to:

 Timothy J. Larkin, Counsel
 Office of Appeals and Review
 The Nasdaq Stock Market, Inc.
 951 3 Key West Avenue, 4`h Floor
 Rockville, MD 20850.

Mr. Larkin can be reached at (301) 978-8499.

Please be advised that the institution of a review, whether by way of the Company's request or on the initiative of the Listing Council, will not operate as a stay of this decision.

Should you have any questions, please do not hesitate to contact me at (301) 978-8070.

Sincerely,
/S/Lanae Holbrook
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Lanae Holbrook, Chief Counsel
Nasdaq Listing Qualifications Hearings